Exhibit 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

For Immediate Release

Varian Medical Systems Board of Directors Authorizes Repurchase of Additional 8 Million Shares of Stock

PALO ALTO, Calif., August 9, 2010 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the company to repurchase an additional 8 million shares of its common stock during a period commencing immediately and extending through September 30, 2011.  Stock repurchases will be made in the open market, in privately negotiated transactions, or in Rule 10b5-1 share repurchase plans, and may be made from time to time or in one or more larger blocks.

The repurchase program will be conducted in compliance with the Securities and Exchange Commission’s (SEC) Rule 10b-18 and applicable legal requirements and the timing of the repurchases and the number of shares to be repurchased at any given time will depend on market conditions, SEC regulations, and other factors.  The program does not obligate the company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the company’s discretion.

As of the end of the company’s fiscal third quarter on July 2, 2010, the company had repurchased 3.7 million shares of stock under a 5 million share repurchase authorization that was approved by the board in November of 2009 with an expiration of December 31, 2010.  Since initiating share repurchase authorizations at the end of fiscal year 2001, the company has spent $1.8 billion to repurchase 43 million shares of common stock at an average price of $41.41 per share.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,200 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.